TREE TOP INDUSTRIES, INC. ( OTCBB:TTII ) ANNOUNCES AGREEMENT to ACQUIRE 100% OF BIOENERGY APPLIED TECHNOLOGIES, INC.

 LOS ANGELES, CALIFORNIA, APRIL 28th, 2009 – TREE TOP INDUSTRIES, INC.  (OTCBB:TTII ) announced today that it has entered into an agreement to acquire 100% of BIOENERGY APPLIED TECHNOLOGIES, INC. ( “BAT” ) in a stock-for stock exchange offer.  The closing to take place on or before May 1, 2009, was inadvertently previously announced as having closed. BAT is the originator of various proprietary, environmentally-friendly technologies and patents in the areas of waste destruction, energetic materials, chemical recycling processes, and coal gasification. Additionally, they have several patents currently pending.  Specifically, BAT has key intellectual property which has been applied to the construction of systems and equipment for the destruction of medical, biological, chemical, red bag and other hazardous wastes completely, without the adverse effects and high cost of incineration.  BAT also provides novel electrolytic technology that simplifies the production of bio fuels, specifically biodiesel and its byproducts.   All these products offer green, sustainable solutions to the problems of waste generation, waste collection and storage, and waste destruction.

 “This acquisition should be a very significant strategic move for our company," stated David Reichman, Chairman and CEO of Tree Top Industries, Inc.  “It will provide us with a growth platform in the global bio-energy industry, while at the same time promoting green, sustainable solutions for companies and communities, helping them to deal with the problems of waste and the challenges of protecting their environment on a global basis.”

Upon closing, this acquisition should strengthen Tree Top Industries, Inc.’s position in the evolving “Green Business” market segment, while BAT should be able to accelerate the commercialization of its technology, expand its partnerships and build on its existing business platforms.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information: Mike King, Princeton Research, Inc.

702-650-3000  or www.ttiiob.com